Exhibit 10.5
March 31, 2009
Mr. Kevin Kelly
                    Re: Amendment of Employment Agreement
Dear Kevin:
     This letter will constitute an amendment to your employment agreement with us dated October 16, 2008, effective as of the date that you sign below. These amendments are:
•	Your base salary shall be $230,000 per year effective as of January 1, 2009, payable in accordance with our current payroll practices. You shall receive a lumpsum of $9,500 (subject to normal tax withholding) as part of your salary for the next pay period after the effective date of this letter representing the balance of your base salary owed to you retroactive to January 1 from the date hereof.

•	We will grant you a new option to acquire 100,000 shares of our common stock, which options shall vest as to 25% of the shares on each of the first four anniversary dates after the date of the new grant, beginning on the first anniversary thereof. The exercise price for the new option grants will be $0.66 per share. The term of the new options is ten years from the date of grant and the new options will be issued in accordance with the terms and conditions of our Amended and Restated 2005 Incentive Plan, as amended.

•	Under Section 5(a) of your employment agreement, in the event of a termination of your employment by us without Cause (as defined in your employment agreement), we shall, provided that you elect COBRA within the time period required by law, reimburse your payment of your COBRA premiums through (i) the one year anniversary of your termination or (ii) until you are eligible to participate in the health insurance plan of another employer, whichever is sooner.

•	Under Section 5(b) of your employment agreement, it will not be deemed a relocation of your office if you are required to make periodic trips to China as part of your duties and responsibilities.

•	Under Section 6 of your employment agreement, in the event of a termination by you of your employment within 60 days of a Change of Control (as defined in your employment agreement), provided that you elect COBRA within the time period required by law, we shall reimburse your payment of your COBRA premiums through (i) the one year anniversary of your termination or (ii) until you are eligible to participate in the health insurance plan of another employer, whichever is sooner.

     This letter does not affect any other terms of your employment agreement. Each party acknowledges and agrees that they will work toward an amendment and restatement of your employment agreement to more completely reflect these amendments and any other changes which the parties deem necessary. If you have any questions regarding this matter, please let us know.

SYNTHESIS ENERGY SYSTEMS, INC.
/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED as of March 31, 2009
/s/ Kevin Kelly
Kevin Kelly